EXHIBIT 2.2
THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), ND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL, OR SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND THE STATE ACTS.
SECURED PROMISSORY NOTE

$11,400,000.00	July 8, 2021

For value received, Bravo Wireline, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of Chief Investments, LLC, as administrative agent (“Lender”), at 1525 Raleigh Street, #500, Denver, Colorado 80204, or at such other address as Lender shall from time to time specify in writing, the principal sum of ELEVEN MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($11,400,000.00) in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below.

1. Payments. Borrower shall make monthly principal payments of $202,673.58, with the first such payment being due on July 31, 2021. Interest shall be due and payable monthly as it accrues on each principal payment date, and continuing regularly and monthly thereafter. The entire unpaid amount hereof, including all unpaid principal and interest, shall be due and payable on January 31, 2024. All payments made shall be credited in the following order: first, to any collection costs and late charges, second, to the discharge of the interest accrued and finally, to the reduction of the principal, in such order.
2. Interest Rate. The unpaid principal balance of this Note shall bear interest prior to maturity (however such maturity is brought about) at a fixed rate of eight and one half percent (8.5%) per annum; provided, however, that upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of this Note shall bear interest (after as well as before judgment) at the rate of 12% per annum. Interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be, and for the actual number of days elapsed.
3. Security. This Note has been executed and delivered by Borrower in favor of Lender, and is secured by a Security Agreement of even date herewith (the “Security Agreement”) by and between Borrower and Lender, covering certain collateral as more particularly described therein (the “Collateral”). This Note has been guaranteed by Borrower’s ultimate parent corporation, Ranger Energy Services, Inc., a Delaware corporation (“Parent”), pursuant to the terms of a Guaranty Agreement, dated even date herewith (the “Guaranty Agreement”). This Note, the Security Agreement, the Guaranty Agreement and all other documents evidencing, securing, governing and/or guaranteeing this Note, including but not limited to those documents described above are collectively referred to as the “Loan Documents.” The holder of this Note is entitled to the benefits and security provided in the Loan Documents.
4. Prepayment. Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this

Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.
5. Board Observation Rights. For as long as any amounts under this Note remain outstanding, Jeff Thomas (“Observer”) may attend meetings and receive related materials of the board of directors of Parent as an observer. Parent shall provide reasonable advance notice of any meetings of the board of directors of Parent to Observer and a reasonable opportunity for Observer to attend such meetings, whether in person or via remote communication. The rights of Observer shall apply only with respect to meetings, actions and materials of the full board of directors of Parent and not any committee thereof. Observer shall have no voting rights or rights to participate in discussions. Observer shall not receive any compensation or reimbursement of expenses in his capacity as an observer. Notwithstanding the foregoing, the board of directors of Parent shall be entitled to withholder any information and exclude Observer from any meeting, or any portion thereof, (a) that is an executive session of the board of directors of Parent, (b) that is reasonably determined to be necessary to protect an attorney-client privilege, (c) where discussion relates to Parent’s or Borrower’s relationship, contractual or otherwise, with PerfX Wireline Services, LLC, a Nevada liability company whose name will be changed after the date hereof to XConnect, LLC or a similar name (“Seller”), or any actual or potential transactions between or involving Seller and Borrower or Parent or (d) such exclusion is necessary to avoid a conflict of interest. Observer shall execute a confidentiality agreement in form and substance reasonable satisfactory to Parent and shall agree to abide by the terms of Parent’s insider trading policy as if Observer were a member of the board of directors of Parent.
6. Default.
(a) Events of Default. Each of the following will constitute an “Event of Default” under this Note:
(i) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Note when due from time to time, and such failure, refusal or neglect remains unremedied for ten (10) days following the due date (provided, however, that such ten (10) day period shall be applicable for not more than two such failures, refusals or neglects in any calendar year).
(ii) The failure of Borrower to timely and properly observe, keep or perform any covenant or agreement herein or in any of the other Loan Documents, and such failure remains unremedied for ten (10) days following written notice from Lender to Borrower.
(iii) If Borrower: (A) becomes insolvent, makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to or is unable to pay its debts as they become due; (B) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of Borrower, either in a proceeding brought by such party or in a proceeding brought against Borrower and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; or (C) files a petition for relief under the applicable bankruptcy laws or an involuntary petition for relief is filed against Borrower under any applicable bankruptcy law, or an order for relief naming such party is entered under any applicable bankruptcy law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party.

(iv) The dissolution or liquidation of Borrower.
(b) Remedies Upon Default.
(i) It is expressly provided that upon the occurrence and during the continuation of an Event of Default, the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) foreclose all liens securing payment hereof, (iii) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (iv) pursue any combination of the foregoing.
(ii) All rights and remedies of Lender hereunder are cumulative of each other and of every other right or remedy which Lender may otherwise have at law or in equity or under any of the other Loan Documents, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.
7. Waiver. Borrower expressly waives presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.
8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from Borrower in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.
9. Governing Law. This Note is being executed and delivered, and is intended to be performed in the State of Texas.
10. Interpretation; Construction; Captions. Whenever the words “include,” “includes,” or “including” are used in this Note, they shall be deemed to be followed by the words “without limitation.” As used in this Note, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Note as a whole and not to any particular provision of this Note. References to any agreement, instrument, or document shall mean such agreement, document or instrument as amended, modified, or supplemented as permitted thereunder from time to time. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Note. In the event of an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Note. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, all as amended or agreed from time to time. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein. Except as otherwise expressly set forth in this Note, with regard to all dates and time periods set forth or referred to in this Note, time is of the essence.
11. Electronic Delivery; Counterparts. Delivery of an executed signature page to this Note by facsimile, portable document format, or other electronic means shall be effective as delivery of a manually executed signature page to this Note. No party hereto or to any such agreement or instrument shall raise (a) the use of electronic delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
12. Lost, Stolen, Destroyed or Mutilated Notes. In case this Note will be mutilated, lost, stolen or destroyed, Borrower will issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to Borrower of the loss, theft or destruction of such Note.
13. Assignment. Neither Borrower nor Lender will assign, transfer, pledge or otherwise dispose of their respective rights or obligations hereunder without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Note has been executed by Borrower as of the day first written above.

BORROWER

BRAVO WIRELINE, LLC

By:
Name:	Brandon Blossman
Title:	Chief Financial Officer